Exhibit 10.54
APPLIED MATERIALS, INC.
GLOBAL EXECUTIVE INCENTIVE PLAN
(Amended and Restated Effective as of September 16, 2008)

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TABLE OF CONTENTS
(cont’d)

Page
5.2. Committee Authority	4

5.3. Delegation by the Committee	4

6. GENERAL PROVISIONS	4

6.1. Nonassignability	4

6.2. No Effect on Employment	4

6.3. No Individual Liability	5

6.4. Integration	5

6.5. Amendment or Termination	5

6.6. Arbitration	5

6.7. Severability; Governing Law	5

EXECUTION	5

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APPLIED MATERIALS, INC.
GLOBAL EXECUTIVE INCENTIVE PLAN
(Amended and Restated Effective as of September 16, 2008)
1. ESTABLISHMENT AND PURPOSE
     Applied Materials, Inc. (the “Company”), having established the Applied Materials, Inc. Global Executive Incentive Plan (the “Plan”) originally effective as of September 6, 2000, hereby amends and restates the Plan in its entirety effective as of September 16, 2008. The Plan is intended to increase shareholder value and the success of the Company and its affiliates by motivating Plan participants to perform to the best of their abilities, and to achieve and even exceed the Company’s objectives. The Plan’s goals are to be achieved by providing Plan participants with the potential to receive incentive awards based on their meeting or exceeding performance goals set for them, their business units, and/or the Company.
2. DEFINITIONS
     The following terms will have the following meanings unless a different meaning is plainly required by the context:
     2.1. “Committee” means the Company’s Chief Executive Officer (the “CEO”) or a committee of one or more members appointed by the CEO to administer the Plan. Notwithstanding the foregoing, in the case of a Section 16 Officer, “Committee” means the HRCC.
     2.2. “Company” means Applied Materials, Inc., a Delaware corporation.
     2.3. “Disability” means a Participant’s disability occurring during a Plan Year for which the Participant actually receives benefits under a Company-sponsored long-term disability plan.
     2.4. “HRCC” means the Human Resources and Compensation Committee of the Board of Directors of the Company.
     2.5. “Participant” means as to any Plan Year, an employee of the Company or its affiliate who is in Global Job Group Senior Executive through x50 or x70 through x72 with the title of Distinguished Member Technical Staff, Fellow, Distinguished Fellow, Director, Senior Director, Managing Director, Appointed Vice President, Corporate Vice President, Group Vice President, Senior Vice President or Executive Vice President. Notwithstanding the foregoing, the Committee (in its sole discretion) may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Plan Year.
     2.6. “Payable Award” means the award (if any) payable to a Participant under the Plan for a Plan Year.
     2.7. “Payout Formula” means as to any Plan Year, the formula or payout matrix established pursuant to Section 3.3 to guide the determination of any Payable Awards to be paid to Participants for that Plan Year. The formula or matrix may differ from Participant to Participant and may differ from Plan Year to Plan Year.
     2.8. “Performance Goals” means the financial and/or operational goals applicable to a Participant for a Plan Year. Performance Goals may differ from Participant to Participant and may differ from Plan Year to Plan Year.
     2.9. “Plan” means the Applied Materials, Inc. Global Executive Incentive Plan, as set forth in this instrument and as heretofore or hereafter amended from time to time.
     2.10. “Plan Year” means the fiscal year of the Company.
     2.11. “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all of its affiliates after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service with the Company is not less than seventy (70) or (b) obtaining at least sixty-five (65) years of age.
     2.12. “Section 16 Officer” means an employee of the Company or its affiliate who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
     2.13. “Years of Service” means the number of months (or a fraction thereof) from a Participant’s latest hire date with the Company or its affiliate to the date in question, divided by twelve (12). The Participant’s latest hire date will be determined after giving effect to the non-401(k) plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such policy may be amended or superseded from time to time.
3. PARTICIPATION AND DETERMINATION OF AWARDS
     3.1. Participation. All eligible Participants will be automatically enrolled in the Plan each Plan Year; provided, however, that an individual who first becomes a Participant after the first business day of the fourth quarter of a Plan Year may not be enrolled in the Plan for that Plan Year. Participation in the Plan is mandatory for any eligible Participants. Notwithstanding the foregoing, the Committee (in its sole discretion) may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Plan Year. Accordingly, a Participant who participates in the Plan in a given Plan Year is not in any way guaranteed or assured of participation in the Plan in any subsequent Plan Year. Unless otherwise determined by the HRCC, a Participant in this Plan is not eligible for any other Company incentive plan, including, but not necessarily limited to, milestone plans, profit sharing plans, etc.
     3.2. Determination of Performance Goals. The Committee, in its sole discretion, will establish written Performance Goals for each Participant for the Plan Year.
     3.3. Determination of Payout Formula or Formulae. The Committee, in its sole discretion, will establish a Payout Formula or Payout Formulae for purposes of serving as a guide for determining any Payable Awards. Each Payout Formula will (a) be in writing, (b) be based on a comparison of actual performance against the Performance Goals, (c) suggest a target

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Payable Award based on the assumption that the Performance Goals are met, and (d) set a maximum Payable Award.
     3.4. Determination of Payable Awards. After the end of each Plan Year, the Committee will determine the extent to which each Participant exceeded, achieved, or missed his or her Performance Goals for the Plan Year. The Payable Award for each Participant, if any, will be determined by the Committee, in its sole discretion, with reference to the applicable Payout Formula. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may increase, reduce, pro-rate or eliminate a Participant’s Payable Award based on whatever factors it deems relevant. The fact that a Participant achieved or exceeded his or her Performance Goals will not, in any respect, guarantee that the Participant will receive any Payable Award or any specific amount of Payable Award. As a result, a Participant has no right or entitlement to any Payable Award unless and until the Committee (in its sole discretion) has determined the Payable Award with respect to the Participant. A Participant will be eligible for consideration for a Payable Award if, during the Plan Year, the Participant terminates employment with the Company and its affiliates on account of Retirement, Disability or death. If a Participant’s employment with the Company and its affiliates terminates prior to the end of the Plan Year for any reason other than Retirement, Disability, or death, he or she will not be entitled to the payment of a Payable Award for the Plan Year. A Participant may not be entitled to a Payable Award if he or she receives a written or final warning or is placed on a Performance Improvement Plan (PIP) during the Plan Year, in the discretion of the Committee.
4. PAYMENT OF AWARDS
     4.1. Right to Receive Payment. Each Payable Award will be paid solely from the Company’s general assets. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
     4.2. Form of Payment. Any Payable Award under the Plan will be paid in cash (or its equivalent) in a single lump sum.
     4.3. Timing of Payment. Any Payable Award under the Plan will be paid as soon as administratively practicable after such Payable Award has been determined by the Committee, but in no event later than the fifteenth (15th) day of the third (3rd) month after the end of the Plan Year to which the Award relates. However, in the case of any Participant who is on a Company-approved personal leave of absence on the last day of the Plan Year, the Payable Award (if any) will not be paid until the Participant has returned to work for at least 90 consecutive days following his or her return from the leave of absence (the “90-Day Service Period”), in which case, the Payable Award (if any) will be paid as soon as administratively practicable after the completion of the 90-Day Service Period, but in no event later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (a) the end of the Plan Year in which the 90-Day Service Period is completed or (b) the end of the Participant’s taxable year in which the 90-Day Service Period is completed. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that the 90-Day Service Period will be waived for any reason, including but not limited to, with respect to an employee who terminates during such 90-Day Service Period by reason of such individual’s Retirement, Disability or death. If the 90-Day Service Period is

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waived with respect to any individual, the Payable Award (if any) will be paid as soon as administratively practicable after such waiver, but in no event later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (a) the end of the Plan Year in which the 90-Day Service Period is waived or (b) the end of the Participant’s taxable year in which the 90-Day Service Period is waived.
     4.4. Taxes. Each Payable Award will be paid net of all applicable tax withholding and deductions.
     4.5. Payment in Event of Participant’s Death. If a Participant is deceased at the time a Payable Award is payable, then the Award will be paid to the Participant’s estate or to the beneficiary or beneficiaries entitled thereto under the intestacy laws governing the disposition of the Participant’s estate.
     4.6. Payment Through Affiliate. Payable Awards may, in the Committee’s discretion, be paid through the Company or any of its affiliates.
5. ADMINISTRATION
     5.1. Committee is the Administrator. The Plan will be administered by the Committee.
     5.2. Committee Authority. The Committee has all powers and discretion to administer the Plan and to control its operation, including, but not limited to, the power and discretion to (a) select Participants and make other determinations under Section 3, (b) make Plan rules and regulations to address any situation or condition not specifically provided for by the Plan, and (c) interpret the provisions of the Plan and any Payable Awards. Any determination, decision or action of the Committee (or any delegate of the Committee) in connection with the construction, interpretation, administration or application of the Plan will be final, conclusive, and binding upon all persons, and will be given the maximum possible deference permitted by law.
     5.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and/or powers under the Plan to one or more officers or other employees of the Company or its affiliates; provided, however, that any decision, action or determination under the Plan by any such delegate of the Committee will be subject to review and change by the Committee, in its sole discretion. Notwithstanding the foregoing, the Committee may not delegate its authority and/or powers under the Plan with respect to Section 16 Officers.
6. GENERAL PROVISIONS
     6.1. Nonassignability. A Participant will have no right to assign or transfer any interest under this Plan.
     6.2. No Effect on Employment. The Plan, participation in the Plan, and administration of the Plan do not confer any right upon any Participant for the continuation of his or her employment with the Company or its affiliates for any Plan Year or any other period. A

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Participant’s employment with the Company or its affiliates is fully terminable at-will. The Company and its affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any Participant’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
     6.3. No Individual Liability. Neither the Committee, nor any member of the Committee, nor any delegate of the Committee, nor any member of the HRCC will be liable for any determination, decision or action made or taken in good faith with respect to the Plan or any Payable Award under the Plan.
     6.4. Integration. The Plan as stated in this document is the complete embodiment of the terms and conditions of the Plan and supersedes any prior versions of the Plan and any prior or contemporaneous agreements, promises, or representations concerning the subject matter of the Plan.
     6.5. Amendment or Termination. The Committee or the HRCC may amend or terminate the Plan at any time and for any reason by a written amendment. No individual director, officer, or employee, regardless of his or her position at the Company or its affiliates, otherwise has the power to amend or alter the terms and conditions of the Plan, whether he or she purports to do so verbally or in writing.
     6.6. Arbitration. Any dispute arising from or related to this Plan will be settled pursuant to the Applied Materials, Inc. Arbitration Policy.
     6.7. Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the Plan, and the Plan will be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan will be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.
EXECUTION
     IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed the restated Plan document effective as of September 16, 2008.

APPLIED MATERIALS, INC.

By:

Title:

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